QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.1

Contacts:	Matt Nichols (media), 425/415-6657 Brian Heagler (investors), 425-415-6794

Microvision Promotes Willey and Names Chairman

        Bothell, WA, August 12, 2002.    Microvision, Inc. (NASDAQ: MVIS), a leader in light scanning technologies for personal displays and imaging solutions, today announced that it has made several changes in the structure of its management group and Board of Directors in order to strengthen its team and provide greater independence for its board.

        The board previously consisted of ten members, including three members of the company's management team. Richard Raisig, the company's Chief Financial Officer, resigned from the company's Board of Directors bringing the total number of directors to nine, with seven being outside directors. Raisig remains CFO and an integral part of the senior management team.

        Walter J. Lack, who has served on the Microvision board for eight years, was elected Chairman of the Board of Directors. Stephen R. Willey, Microvision's current executive vice president, has been promoted to President. Richard Rutkowski will continue to serve as the company's Chief Executive Officer, and both Willey and Rutkowski will continue to serve on the company's Board of Directors. The company will continue to seek, from time to time, additional outside board members who bring expertise in technology and commercialization and delivery.

        "Over the past several years we have focused on building a strong management team and a solid board," stated Walter Lack, "Now is a good time to take stock of a variety of issues relating to corporate governance and to ensure that our management and board structure best serve the interests of the company and its shareholders going forward. We are very pleased with where Microvision's management team is taking the company and the progress that they are making. The products being developed are on the leading edge of technology. We feel confident of the prospects of product commercialization which is the focus of everyone within the company."

        Mr. Willey, in his new role as President, will continue to represent the company in a variety of business development activities, especially in Asia.

About Microvision: www.mvis.com

        Headquartered in Bothell, Wash., Microvision Inc. is the developer of the patented retinal scanning display technology and a world leader in micro miniature optical scanning technology for display and imaging applications. The company's technology has applications in a broad range of military, medical, industrial, professional and consumer information products.

Forward Looking Statement

        Certain statements contained in this release, including product commercialization and product applications, as well as statements containing words like "believe," "anticipate," "estimate," "intend," "expect," and other similar expressions, are forward-looking statements that involve a number of risks and uncertainties. Factors that could cause actual results to differ materially from those projected in our forward-looking statements include the following: market acceptance of our technologies and products; our financial and technical resources relative to those of our competitors; our ability to obtain financing; our ability to keep up with rapid technological change; government regulation of our technologies; our ability to enforce our intellectual property rights and protect our proprietary technologies; the ability to obtain additional contract awards and to develop partnership opportunities; the timing of commercial product launches; the ability to achieve key technical milestones in key products; and other risk factors identified from time to time in our SEC reports, including in our Annual Report on 10-K for the year ended December 31, 2001 and our Quarterly Reports on Form 10-Q.

QuickLinks

  Exhibit 99.1